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                                                                    Exhibit 10.4


                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT is made and entered into this 7th day of October, 2001 by and between Dakota Ethanol, L.L.C., a South Dakota limited liability company (the "Company") and Broin Management, LLC, a Minnesota limited liability company ("Managing Company").

         WHEREAS, the Company intends to construct an ethanol production facility in Lake County, South Dakota (the "Plant"); and

         WHEREAS, the Managing Company is in the business of management and operation of ethanol production facilities such as the Plant; and

         WHEREAS, the Company desires to engage the services of the Managing Company to manage the Plant and the Managing Company desires to provide such services on the terms and conditions hereinafter described.

         NOW, THEREFORE, in consideration of mutual covenants contained herein, the parties agree as follows:

                                   DEFINITIONS

         AFFILIATE. The tenor Affiliate shall mean a person, association, co-partnership, partnership, limited liability company, corporation or joint stock company or trust (hereinafter "Person") that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person. Control shall be defined as (i) ownership of a majority of the voting power of all classes of voting stock or (ii) ownership of a majority of the beneficial interests in income and capital of an entity other than a corporation.

         NET INCOME. The term "Net Income" shall mean Operational Revenues minus Operational Costs as determined using Generally Accepted Accounting Principles applied on a consistent basis before income taxes.

         OPERATIONAL COSTS. The term "Operational Costs" shall mean all those normal and reasonable costs and expenses directly and indirectly associated with the daily operation of the Plant. These expenses may include, without limitation, administrative and general overhead expenses, the Management Fee, utilities, production inputs, supplies, transportation, general supplies, raw material acquisitions, insurance premiums, marketing expenses, repair expenses, maintenance expenses, engineering expenses, data processing expenses, legal, accounting and audit fees, billing expenses, expenses of preparing tax returns and reports, taxes, travel, telephone, salaries of Plant employees other than the Plant General Manager (including social security and Medicare, relief, pensions, and other benefits), interest and other incidental business expenses incurred by the Managing Company directly on behalf of the Plant in connection with the business of the Plant. Any reasonable and necessary expenses incurred by the Managing Company on behalf of the Plant at the Managing Company's initial expense shall be characterized as Operational Costs


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and reimbursed. All Operational Costs are the direct or indirect obligation of the Company and ultimately paid by the Company.

         OPERATIONAL REVENUES. The term "Operational Revenues" shall mean all revenues from the operation of the Plant, including but not limited to sales of ethanol, byproducts and ancillary operations.

         PLANT. The term "Plant" shall mean the ethanol production facility to be constructed by the Company in Lake County, South Dakota, consisting of the physical plant and equipment used for ethanol production and the recovery of byproducts.

               DUTIES, RIGHTS AND OBLIGATIONS OF MANAGING COMPANY

         GENERAL DUTIES, RIGHTS AND OBLIGATIONS. It is the duty of the Managing Company to cooperate with the Company and act in a manner to maximize the long term success and profitability of the Company. To this end the Managing Company agrees to perform in a professional and competent manner. The Managing Company shall have the day-to-day management control of the business of the Plant and shall have the responsibility and authority to take all actions necessary or appropriate to accomplish the purposes of the Plant including, without limitation, the power and authority:

         (a) To manage, supervise and conduct in good faith the day-to-day affairs of the Plant.

         (b) To hire such employees and independent contractors as the Managing Company shall determine to be reasonably necessary to the operations of the Plant, including, if the Managing Company so determines, any present Managing Company Affiliate or any present employee of any Managing Company Affiliate.

         (c) To purchase or otherwise obtain the right to use equipment, supplies, hardware and software technology associated with the Plant, except that new purchases in amounts exceeding $25,000.00 must be approved in advance by the Company, which approval shall not be unreasonably withheld. As used in the preceding sentence, "new purchases" does not refer to equipment, supplies, hardware and software technology associated with the initial construction of the Plant or associated with future expansions of the Plant approved by the Company nor does it refer to repairs to or replacements of the equipment, supplies, hardware and software technology associated with the initial Plant or the expanded Plant.

         (d) To maintain adequate records and accounts of all operations and expenditures relating to the operations of the Plant.

         (e) To execute all instruments of any kind or character which the Managing Company in its discretion shall deem necessary or appropriate to carry out its duties and responsibilities.

         (f) To establish bank accounts, collect customer payments, disburse cash and make other payments.


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         (g) To obtain liability and other insurance to protect the Plant properties and assets.

         (h) To carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the day-to-day operations of the Plant.

         (i) To maintain, at the expense of the Company, adequate records and accounts of all operations and expenditures and furnish the Company with annual statements of account as of the end of each fiscal year, together with all necessary tax reporting information.

         EXPENSES CONSTITUTE OPERATIONAL COSTS. All expenses incurred by the Managing Company in accomplishing the foregoing duties shall constitute Operational Costs.

         MANAGING COMPANY AFFILIATES. Neither the Managing Company nor any Managing Company Affiliate nor any of their respective officers, directors, or shareholders shall be prohibited from contracting with the Plant, nor shall such parties be prevented from entering into any transactions to sell to or purchase from the Plant any goods, supplies, equipment, or services of any kind whatsoever, or to loan money, on terms not less favorable than those available pursuant to transactions negotiated on an arm's length basis by non-affiliated persons or entities. There must be notification to and approval by the Board of Governors of the Company before the Company can do any business with a Managing Company Affiliate.

         INDEPENDENT CONTRACTOR STATUS. The Managing Company in the performance of its duties under this Agreement shall occupy the position of an independent contractor with respect to the Company. Nothing contained herein shall be construed as making the parties hereto partners or joint venturers, nor, except as expressly provided herein, construed as making the Managing Company an employee of the Company.

                                DUTIES OF COMPANY

         The Company hereby agrees to cooperate with the Managing Company in the performance of the Managing Company's duties and responsibilities under this Agreement, to act in good faith, and to do all reasonable things necessary to aid the Managing Company's performance as an independent contractor under the terms of this Agreement.

           MANAGEMENT FEE; TRIMESTER/ANNUAL, INCENTIVE BONUS; EXPENSES

         MANAGEMENT FEE. The Company shall pay the Managing Company a management fee of $250,000.00 per year (the "Management Fee"), payable in monthly installments of $20,833.33 due on the first day of each month. The "Management Fee" shall be adjusted annually for inflation on March 1st based on the Consumer Price Index, All Urban Consumers (CPI-U), U.S. City Average (All Items Category) with a standard reference base period of 1982-84 =100 (The "CPI"). The Management Fee shall be calculated for each subsequent year by first determining the percentage change in the CPI from the previous year. The percentage change in the CPI for the previous year shall then be multiplied by the Management Fee in effect for the prior year and added to the Management Fee in effect during the prior year. The percentage increase in the Management Fee for any given year shall not exceed ten percent (10%).


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         TRIMESTER/ANNUAL INCENTIVE BONUS (HEREINAFTER REFERRED TO AS "INCENTIVE
BONUS"). As an incentive to the Managing Company to achieve high profitability, to promote collection of those revenues billed and to encourage quality and efficiency of operation, the Company shall pay to the Managing Company, in addition to the Management Fee, five percent (5%) of the Trimester Net Income of the Plant before income taxes in each of the first two trimesters of the fiscal year. Such payments are due and payable within forty-five (45) days of the end of each fiscal trimester. In the final trimester of each fiscal year, a final payment will be made following the annual audit and within one hundred five
(105) days of the end of the fiscal year. This final payment, when added to the trimester Incentive Bonus payments, will adjust the Annual Incentive Bonus to equal five percent (5%) of the Audited Annual Net Income of the Plant before income taxes for the fiscal year.

         REIMBURSEMENT FOR OPERATIONAL COSTS. Other than as provided in the following paragraph of this Agreement, all Operational Costs incurred by the Plant or the Managing Company in pursuing the business of the Plant shall be paid by the Company and characterized as Operational Costs. To the extent funds are expended by the Managing Company which are to be reimbursed to it, the Company shall reimburse the Managing Company within fifteen (15) days of receipt of an expense report from the Managing Company.

         NON-REIMBURSABLE EXPENSES. The Managing Company shall provide the following services to the Plant without reimbursement for the expenses directly incurred in connection therewith, other than travel expenses:

         (a) The full time services of a qualified Plant General Manager, *Whose salary and benefits shall be paid by the Managing Company without reimbursement;

         (b) Ongoing process consulting by Broin and Associates, Inc., a Managing Company Affiliate;

         (c) Ongoing engineering services by Broin and Associates, Inc. with the exception of equipment changes or expansions;

         (d) Ongoing DCS system assistance by Broin and Associates, Inc.;

         (e) Ongoing periodic DCS system/operations monitoring via modem by Broin and Associates, Inc.;

         (f) Ongoing new technology updates by Broin and Associates, Inc.;

         (g) Ongoing operations assistance by Broin and Associates, Inc.;

         (h) Ongoing microbiology assistance by Broin and Associates, Inc.;

         (i) Access to any group pricing for inputs to the production process that are available; and


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         (j) Access to a qualified grain hedger to assist in minimizing raw material and maximizing finished product pricing (available under separate contract).

                            DUTIES OF GENERAL MANAGER

         The Managing Company will provide the full time services of a qualified Plant General Manager. The Plant General Manager's responsibilities include the following:

         (a) To oversee all business operations, Plant operations, purchasing operations, marketing operations, personnel operations, and any and all other items relating to Plant operations and profitability;

         (b) Timely reporting of financial information and operational information to the Managing Company;

         (c) To maintain a positive company image and relationship in the city, community, county, state and nation;

         (d) To administer the wage and benefit package recommended by the Managing Company and approved by the Company's Board of Governors;

         (e) To ensure that all city, county, state and federal rules and regulations are being met. This would include but not be limited to: air quality regulations, storm water discharge regulations, BATE regulations, OSHA regulations, state fuel regulations, state feed regulations, and any and all other regulations pertaining to Plant operations;

         (f) To observe all activities of the state and federal legislature and work diligently to retain all current incentives available to the ethanol industry. To work with any state or federal legislative effort that is positive to the ethanol industry;

         (g) To approve all plant purchases involving new items and sign all checks and review all invoices on a timely basis. Raw material and replacement purchases may be handled by individual departments;

         (h) To oversee grain purchasing, ethanol marketing and distillers feed marketing departments and to ensure best pricing scenarios for all products;

         (i) To insure that all raw product costs are minimized and that all finished product revenues are maximized; and

         (j) To report to the Managing Company and Board of Governors on a regular basis.


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                             EQUIPMENT AND PROPERTY

         EQUIPMENT. The Company shall cause all of the equipment initially installed in the Plant to remain with the Plant for the duration of this Agreement.

         COMPANY-OWNED PROPERTY. The ownership of all Company-owned nonexpendable property and equipment shall remain with the Company and shall not be removed from the Plant, except in the ordinary course of business, without the Company's prior written approval. The Managing Company shall have the use of all Company-owned equipment during the term of this Agreement.

         ADDITIONAL AND REPLACEMENT EQUIPMENT. The Managing Company may, from time to time during the term of this Agreement install machinery, equipment, and other property in the Plant, which may be attached or affixed to property. All such machinery, equipment and other personal property purchased by the Managing Company and not paid for from Operational Revenues shall remain the sole property of the Managing Company. Upon termination of this Agreement, the Managing Company shall remove its machinery, equipment and other personal property and repair any damage caused by said removal.

                             PROPRIETARY INFORMATION

         The Managing Company and its Managing Company Affiliates have furnished, or will furnish, to the Company information, including but not limited to, specifications, photocopies, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, know-how, customer and market information, financial reports, precontractual negotiations, engineering studies, consultants' studies, options for site purchases, and relationships established with experts, consultants and governmental agencies (all hereinafter designated as "Proprietary Information") for the purpose of enabling the Plant to be constructed and operated. Subject to the Company's Licensing Agreement and right to use the Proprietary Information solely for the Company's purposes, the Proprietary Information is and shall remain the Managing Company's and/or its Managing Company Affiliates' property to use as it sees fit in its sole discretion.

                        EFFECTIVE DATE; TERM; TERMINATION

         EFFECTIVE DATE. This Agreement shall be effective upon execution, but the Managing Company's management and operational duties and Company's payment obligations shall not commence until five (5) months prior to the projected start of Plant operations, as determined by the Company. The Company shall provide written notice of commencement to the Managing Company thirty (30) days prior to the commencement of the Managing Company's management and operational duties.

         TERM. The Company hereby contracts with the Managing Company exclusively and the Managing Company hereby accepts responsibility as the Managing Company and operator of the Plant as defined herein. The term of this Agreement shall continue until January 1, 2006.


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         This Agreement shall be automatically extended for an additional five
(5) year term following the end of the initial term unless either party gives notice of termination by giving written notice within ninety (90) days of the last day of the contract term.

         The aforementioned renewal provision shall apply in the same manner for all subsequent expiring terms. Therefore, every five (5) years this Agreement shall be either automatically extended or proper notice of termination given by either party as provided.

         TERMINATION FOR CAUSE. Either party has the right to terminate this Agreement for cause by giving written notice to the other party of such termination, and this Agreement will be terminated immediately after such notice. Either party may give notice of termination for cause without first resorting to the dispute resolution process described below. As relates to termination for cause by the Company, "for cause" means the Managing Company's failure or refusal to perform under this Agreement or willful misconduct, embezzlement, or other illegal or unethical acts by the Managing Company. As relates to termination for cause by the Managing Company, "for cause" means the Company's failure or refusal to pay Management Fees or Trimester/Annual Incentive Bonuses when due.

                    COVENANT NOT TO HIRE PLAN GENERAL MANAGER

         In the event of the termination of this Agreement, the Company and any replacement manager shall not hire the Plant General Manager who was provided by the Managing Company without the written consent of the Managing Company for three (3) years subsequent to the date of termination. This covenant shall be expressly included as a term of any agreement retaining a replacement manager.

                               DISPUTE RESOLUTION

         In the event of a dispute between the Company and the Managing Company relating to the terms of or performance under this Agreement, either party may, by written notice to the other party, call for mediation of the issue before a mediator to be agreed upon by the parties. In the event of a dispute between the parties arising out of or relating to the Agreement that is not resolved by mediation, either party may, either with or without first attempting to resolve the dispute by mediation, by written notice to the other party, call for arbitration of the issue before a single arbitrator agreed upon by the parties. In the event a single arbitrator cannot be agreed upon, each party shall appoint a third party representative from a list provided by the American Arbitration Association (not a principal of a party) and the two representatives thus selected by the parties shall select a third arbitrator. The arbitrators shall meet as expeditiously as possible to resolve the dispute, and a majority decision of the arbitrators shall be controlling. While each party is free to select an arbitrator of its own choosing from the list provided by the American Arbitration Association, either party by written notice to the other may require that all arbitrators chosen have sufficient expertise in the subject matter of the arbitration that they would qualify as "expert witnesses" in a judicial proceeding. The arbitration proceeding shall be held in Lake County, South Dakota, or some other location mutually acceptable to the parties. The arbitrators shall issue a written opinion setting forth their findings of fact, conclusions of law and decision. The arbitrators' decision may be reduced to judgment in a court of law. The arbitrators so chosen shall conduct the


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arbitration in accordance with the Rules of the American Arbitration Association as applicable in the State of South Dakota. The arbitrators shall be governed, in their determinations hereunder, by the intention of the parties as evidenced by the terms of this Agreement. After signing this Agreement, each party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision, unless it involves a question of constitutional law or civil rights. Instead, each party agrees to submit disputes to binding impartial arbitration as provided herein.

                                   ASSIGNMENT

         This Agreement shall be assignable by either party upon mutual written consent of the parties hereto.

                                    INSURANCE

         THE COMPANY'S INSURANCE. The Company shall carry and maintain at its expense the following insurance policies:

         a. A commercial liability insurance policy to afford protection with limits for each occurrence of not less than $1,000,000.00 with respect to personal injury or death of any one person, $1,000,000.00 with respect to the personal injury or death occurring or resulting from one occurrence, and $2,000,000.00 general aggregate.

         b. An all-risk property and casualty insurance policy, written at full insurable value and with replacement cost endorsement, covering the Company's buildings, improvements, equipment and personal property.

         c. An umbrella policy to afford protection with a limit of not less than $5,000,000.00.

         d. Workers' compensation insurance required by South Dakota law.

         e. Automobile liability and collision insurance with a combined single limit of not less than $1,000,000.00.

         THE MANAGING COMPANY'S INSURANCE. The Managing Company shall carry and maintain at its expense the following insurance policies:

         a. A commercial liability insurance policy to afford protection with limits for each occurrence of not less than $1,000,000.00 with respect to personal injury or death of any one person, $1,000,000.00 with respect to the personal injury or death occurring or resulting from one occurrence, and $2,000,000.00 general aggregate.

         b. In the event that property is owned by Managing Company, an all-risk property and casualty insurance policy, written at full insurable value and with replacement cost endorsement, covering the Managing Company's personal property.


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         c. An umbrella policy to afford protection with a limit of not less than $5,000,000.00.

         d. Workers' compensation insurance required by South Dakota law.

         e. In the event that autos are owned by Managing Company, automobile liability and collision insurance with the combined single limit of not less than $1,000,000.00.

         f. Non-owned automobile liability insurance in the amount of $1,000,000.00.

         POLICY REQUIREMENTS. The company or companies writing any insurance required to be carried or maintained pursuant to this Agreement shall be with a company or companies which shall be licensed to do business in the State of South Dakota. The Managing Company's commercial general liability insurance shall name the Company as an additional insured. All policies shall contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days' written notice to the other party. A Certificate of Insurance shall be provided to each party upon request.

         WAIVER OF CLAIMS. Neither the Company nor the Managing Company shall be liable to the other party for any loss or damage to any building, improvement or other tangible property owned by the other, including but not limited to lost rents, income and profits, even though such loss or damage might have been occasioned by the negligence of such party, its employees, agents or contractors.

                                  MISCELLANEOUS

         HEADINGS. The headings contained herein are for convenience only and are not intended to define or limit the scope of intent of any provisions of this Agreement.

         GOVERNING LAW. The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto shall be governed by the laws of the State of South Dakota.

         NOTICES. Any notice required or permitted herein to be given shall be given in writing and shall be delivered by United States registered or certified mail, return receipt requested, to the President of the Managing Company or Chairman of the Company, as the case may be, at the addresses set forth below or such address as the Company or Managing Company shall provide notice of from time to time during the term of this Agreement:

                     Company:          Dakota Ethanol, L.L.C.
                                       c/o Lake Area Corn Processors Cooperative
                                       Attention: Steve Sershen
                                       Post Office Box 100
                                       Wentworth, SD 57075

                     Managing Company: Broin Management, LLC
                                       Attention: Jeffrey S. Broin
                                       25784 Cottonwood Ave
                                       Sioux Falls, SD 57107


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         SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.

         SEVERABILITY. Should any term or provision hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

         INDEMNITY BY THE COMPANY. The Company shall indemnify, hold harmless and defend the Managing Company, and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to, attorneys' and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of the Managing Company's services provided under the terms and conditions of this Agreement, except that the Company shall not indemnify, hold harmless and defend the Managing Company from (i) the negligent or intentional acts of the Managing Company and its officers, directors, employees and agents, (ii) any act beyond the scope of the Managing Company's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders.

         INDEMNITY BY THE MANAGING COMPANY. The Managing Company shall indemnify, hold harmless and defend the Company, and its governors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys' and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of the Managing Company and its officers, directors, employees and agents, (ii) any act beyond the scope of the Managing Company's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders.

         WAIVERS. No waiver of any breach of any of the terms or conditions of this Agreement shall be held to, be a waiver of any other subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

         COUNTERPARTS. This Agreement may be executed in multiple counterparts all of which shall constitute but one Agreement.

         AMENDMENT. This Agreement may be amended with the written consent of the Company and the Managing Company.

         NO ASSIGNMENT. The Managing Company shall not without the prior written consent of the Company assign, transfer or subcontract any rights or obligations of the Managing Company under this Agreement. If the shareholders of the Managing Company sell, assign or transfer a controlling interest in the Managing Company, or if the Managing Company sells substantially all of its assets, the Company shall have the right to terminate this Agreement without liability to the Managing Company.


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         ENTIRE AGREEMENT. This Agreement is the entire Agreement between the parties. Any amendment hereto must be in writing and signed by both parties hereto to come into full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 7th day of October, 2001.

COMPANY:                                             MANAGING COMPANY:

Dakota Ethanol, L.L.C.                               Broin Management, LLC


By       /s/ Gregory Van Zanten                      By /s/ Jeffrey S. Broin
         -----------------------------------            ------------------------
         Its Chairman - Gregory Van Zanten              Jeffrey S. Broin
                                                        Its Chief Manager
         and


By       /s/ Brian D. Woldt
         -----------------------------------
         Its Secretary - Brian D. Woldt